Exhibit 99.1
NEWS RELEASE

Rambus and Fujitsu Semiconductor Sign Patent License Agreement

Six-year agreement covers a broad range of integrated circuit products

SUNNYVALE, CA — September 27, 2012 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today it has signed a patent license agreement with Fujitsu Semiconductor Limited. This six-year agreement covers the use of Rambus patented innovations implemented in a broad range of integrated circuit (IC) products offered by Fujitsu Semiconductor. Financial terms of the agreement are confidential.

“As a global leader in the semiconductor market, Fujitsu Semiconductor is an important customer and this agreement validates the continued strength of our portfolio,” said Dr. Ronald Black, chief executive officer of Rambus. "We look forward to the opportunity to expand our customer relationships beyond patent license agreements to showcase our technical contributions and system know-how with our customers."

Since its founding in 1990, Rambus has developed solutions that advance electronic system performance through innovations in logic and memory interfaces, controller architectures, and system design. The result is a broad portfolio of patented innovations that enables semiconductor manufacturers and system designers to achieve ever-increasing levels of functionality and performance, to lower system costs, to mitigate risk with silicon-proven designs, and to reduce time-to-market.

About Rambus Inc.
Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Additional information is available at www.rambus.com.

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Press Contact:
Carolyn Robinson
Rambus Public Relations
(408) 462-8717
crobinson@rambus.com